Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: August 18, 2025

Trails Edge Capital Partners, LP

By: Trails Edge Capital Partners, LLC, the general partner of Trails Edge Capital Partners, LP

By:	/s/ Ortav Yehudai
Name:	Ortav Yehudai
Title:	Chief Investment Officer

Trails Edge Biotechnology Master Fund, LP

By: Trails Edge GP, LLC, the general partner of Trails Edge Biotechnology Fund GP, LP, the general partner of Trails Edge Biotechnology Master Fund, LP

By:	/s/ Ortav Yehudai
Name:	Ortav Yehudai
Title:	Chief Investment Officer

Ortav Yehudai

/s/ Ortav Yehudai